Exhibit 99.1

Investor Contact:

Alex Hughes

Dolby Laboratories

415-645-4572

investor@dolby.com

Media Contact:

Paula Dunn

Dolby Laboratories

415-645-5000

news@dolby.com

Dolby Laboratories Announces Class A Common Stock Offering

San Francisco, May 15, 2007—Dolby Laboratories, Inc. (NYSE: DLB) today announced that it has filed with the Securities and Exchange Commission a shelf registration statement for the sale of up to 8,000,000 shares of its Class A common stock by an affiliate of Ray Dolby, the founder, chairman of the board of directors and, together with certain affiliates, the largest stockholder of Dolby Laboratories.

The selling stockholder has commenced an offering of 7,000,000 shares of Class A common stock pursuant to the registration statement. This offering is being made through an underwriting syndicate led by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as joint book runners for the offering. Morgan Stanley & Co. Incorporated, William Blair & Company, L.L.C., and Canaccord Adams Inc. are acting as comanagers for the offering. The underwriters have an option to purchase up to 1,000,000 additional shares of Class A common stock from the selling stockholder.

A copy of the preliminary prospectus supplement and the prospectus relating to these securities may be obtained from the underwriters at the following addresses:

Goldman, Sachs & Co.	J.P. Morgan Securities Inc.
Attn: Prospectus Department	National Statement Processing
85 Broad Street	Prospectus Library
New York, NY 10004	4 Chase Metrotech Center, CS Level
Telephone: 212-902-1171 or 866-471-2526	Brooklyn, NY 11245
Fax: 212-902-9316	Telephone: 718-242-8002
Email: prospectus-ny@ny.email.gs.com	Email: addressing.services@jpmorgan.com

These securities are offered pursuant to a registration statement that has become effective under the Securities Act of 1933. The Class A common stock is only offered by means of the prospectus included in the registration statement and the prospectus supplement related to the offering. The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Dolby Laboratories

Dolby Laboratories develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For more than four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers.